EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 30, 2004, except Note 22, as to which the date is March 30, 2004, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Knoll, Inc. dated September 10, 2004.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 10, 2004